EX-4iiiiii

ROUTED FINAL

FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT
WITH ANNUAL STEP-UP AND TRANSFER OF ASSETS

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CONTAINS A TRANSFER OF ASSETS PROVISION WHICH WILL AUTOMATICALLY TRANSFER FUNDS TO AND FROM THE INVESTMENT DIVISIONS/PORTFOLIOS AND FIXED ACCOUNT OPTIONS/GUARANTEED OPTIONS IN ACCORDANCE WITH THE FORMULAS SPECIFIED IN THE ATTACHED TRANSFER OF ASSETS METHODOLOGY.

AS STATED IN YOUR CONTRACT: THE COMPANY RESERVES THE RIGHT TO REFUSE ANY PREMIUM PAYMENT.

THE OWNER(S) MAY NOT BE CHANGED WHILE THIS ENDORSEMENT IS IN EFFECT EXCEPT IN THE FOLLOWING LIMITED CIRCUMSTANCES:

THE OWNER(S) MAY CHANGE OWNERSHIP OF THE CONTRACT FROM A NATURAL PERSON TO A TRUST (IF THE OWNER(S) AND THE ANNUITANT(S) ARE THE SAME PERSON) OR FROM A NON-NATURAL PERSON TO ANOTHER NON-NATURAL PERSON OR TO THE ANNUITANT, PROVIDED THAT THESE TYPES OF OWNERSHIP CHANGES DO NOT CONSTITUTE A TAXABLE EVENT AS DEFINED BY THE INTERNAL REVENUE CODE. THE ANNUITANT(S) THEREAFTER CANNOT BE CHANGED.

The Contract is amended as follows:

1)	The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of this Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the 3-Year, 5-Year or 7-Year Fixed Account Option or to the Indexed Fixed Option, if available under Your Contract.

7667

Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:
On a quarterly basis, the charge equals [0.2875]% of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Contract Value (i) at the end of each Contract Quarter; and (ii) upon termination of the GMWB. Upon step-up on or after the [2nd] Contract Anniversary following the effective date of this endorsement, the Company reserves the right to increase the GMWB Charge percentage, subject to a maximum GMWB Charge percentage, on a quarterly basis, of [0.5750]%.

The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero.

Premium(s):	The Owner may not allocate premium to the GMWB Fixed Account."

2)	The following language is added to the DEFINITIONS section of the Contract:

"BENEFIT DETERMINATION BASELINE (BDB). The value used to determine whether the GAWA% will increase upon step-up.

CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date.

CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date.

CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the Required Minimum Distribution exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GMWB FIXED ACCOUNT. A Contract account to and from which amounts will be transferred in accordance with the Transfer of Assets provision.

7667                                                                                                                                                          2

GMWB FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts transferred to the GMWB Fixed Account under the Contract, plus all interest credited to the GMWB Fixed Account, adjusted for withdrawals (including any applicable charges and adjustments for such withdrawals), transfers and charges.

GMWB FIXED ACCOUNT INTEREST RATE. The rate of interest established by the Company, in its sole discretion, less any charges due under any optional endorsements to the Contract.

GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this endorsement, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract."

3)	The DEFINITIONS section of the Contract is amended by the revision of the following:

"CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value, the Fixed/Guaranteed Account Contract Value and the GMWB Fixed Account Contract Value."

4)	The GENERAL PROVISIONS: DEFERMENT OF PAYMENTS provision of the Contract is amended by the addition of the following:

"The Company may defer payment from a GMWB Fixed Account for a period not exceeding six (6) months. Deferral for the six (6) month period will be made only if We make a written request and receive written approval from the regulatory official of the Issue State. Subject to state requirements, interest will be credited during such deferred period."

5)	The ACCUMULATION PROVISIONS of the Contract is amended by the addition of the following:

"GMWB FIXED ACCOUNT. Amounts transferred to the GMWB Fixed Account will earn interest at the GMWB Fixed Account Interest Rate (or the applicable Fixed Account Minimum Interest Rate, if greater). The rate initially declared for each transfer to the GMWB Fixed Account will remain in effect for a period not less than one year, so long as such amount remains in the GMWB Fixed Account. GMWB Fixed Account Interest Rates for subsequent periods may be higher or lower than the GMWB Fixed Account Interest Rates previously declared by the Company."

7667                                                                                                                                                          3

6)	The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date: 1) for the lifetime of the Owner, or, with Joint Owners, the lifetime of the Joint Owner who dies first if the For Life Guarantee is in effect, or 2) if the For Life Guarantee is not in effect, until the earlier of the death of the Owner (or any Joint Owner) or until the GWB is depleted, regardless of the performance of the Investment Divisions/Portfolios or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the RMD. Withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or the RMD in one year, the Owner may not take more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent years. On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically "step up" to the highest quarterly Contract Value if the highest quarterly Contract Value is greater than the GWB.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals.

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of any Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the GWB and GAWA will be recalculated based on the GAWA% applicable at the correct age. If the age at election of the Owner (if Joint Owners, the oldest Joint Owner) falls outside the allowable age range, the GMWB will be null and void and all GMWB Charges will be refunded.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Separate Account Contract Value, the Fixed/Guaranteed Account Contract Value, and the GMWB Fixed Account Contract Value. GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge.

7667                                                                                                                                                          4

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1.	If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes, plus any Contract Enhancement.
2.	If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1.	If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of:
a.	the GWB prior to the partial withdrawal less the partial withdrawal; or
b.	zero.
2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GWB is equal to the greater of:

a.
the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or

b.	zero.

Guaranteed Annual Withdrawal Amount.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

Attained Age	GAWA%
[55-74	5%
75-84	6%
85+	7%]

7667                                                                                                                                                          5

The GAWA% is determined at the earlier of: 1) the time of the first withdrawal, 2) the date that the Contract Value reduces to zero, 3) the date that the GMWB endorsement is continued by a spousal Beneficiary, or 4) upon election of the Life Income of the GAWA Income Option. The GAWA% is based on the Owner's attained age at the time of determination (if there are Joint Owners, it is based on the attained age of the oldest Joint Owner). The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1.	If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA will be unchanged.
2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not effective and the GWB is less than the GAWA, the GAWA is set equal to the GWB.

Benefit Determination Baseline.

On the effective date of this endorsement, the BDB is determined as follows:

1.	If the effective date of this endorsement is the Issue Date of the Contract, the BDB equals the initial Premium, net of any applicable premium taxes, plus any Contract Enhancement.
2.	If the effective date of this endorsement is after the Issue Date of the Contract, the BDB equals the Contract Value on the effective date of this endorsement.

With each subsequent Premium received after this endorsement is effective, the BDB will be recalculated to equal the BDB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment.

No adjustment is made to the BDB for partial withdrawals.

For Life Guarantee.

The For Life Guarantee becomes effective on the effective date of this endorsement.

The For Life Guarantee is terminated when this GMWB endorsement is terminated or if this GMWB endorsement is continued by a spousal Beneficiary.

7667                                                                                                                                                          6

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, all other endorsements are terminated without value, Spousal Continuation is not available upon the death of the Owner or the death of any Joint Owner and the GMWB Death Benefit provision is terminated.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's (or oldest Joint Owner's) attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

If the For Life Guarantee is effective, the Owner will receive annual payments of the GAWA until the death of the Owner or the death of any Joint Owner.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the earlier of the depletion of the GWB or death of the Owner or the death of any Joint Owner. With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

Upon the death of the Owner or the death of any Joint Owner, all payments will cease. No death benefit or Earnings Protection Benefit will apply.

Guaranteed Withdrawal Balance Step-Up.

On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically step up to the highest quarterly Contract Value if the highest quarterly Contract Value is greater than the GWB.

Upon step-up on or after the [2nd] Contract Anniversary following the effective date of this endorsement, the Company reserves the right to prospectively increase the GMWB Charge percentage, subject to the maximum GMWB Charge percentage indicated in this endorsement. You will be notified in advance of a GMWB Charge percentage increase and You may elect to discontinue the automatic step-ups. Such written election must be received in Good Order prior to the Contract Anniversary. You may subsequently elect to reinstate the GWB Step-Up provision at the then current GMWB Charge percentage. All requests will be effective on the Contract Anniversary following receipt of the request in Good Order. Reinstatement will not result in retroactive adjustment to the GWB for step-ups that would have occurred had the automatic step-up provision not been discontinued.

The highest quarterly Contract Value is equal to the highest of the quarterly adjusted Contract Values from the four most recent Contract Quarterly Anniversaries, including the Contract Anniversary upon which the step-up is determined.

The quarterly adjusted Contract Value is equal to the Contract Value on the Contract Quarterly Anniversary, plus any Premium paid subsequent to that Contract Quarterly Anniversary, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, adjusted for any partial withdrawals taken subsequent to that Contract Quarterly Anniversary.

7667                                                                                                                                                          7

Partial withdrawals will affect the quarterly adjusted Contract Value as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the quarterly adjusted Contract Value is equal to the greater of:

a.	the quarterly adjusted Contract Value prior to the partial withdrawal less the partial withdrawal; or
b.	zero.
2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the quarterly adjusted Contract Value is equal to the greater of:

a.
the quarterly adjusted Contract Value prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or

b.	zero.

At the time of step-up:

1.	The GWB is set equal to the highest quarterly Contract Value, subject to a maximum of [$5,000,000.00].
2.	The BDB equals the greater of:
a.	the highest quarterly Contract Value; or
b.	the BDB prior to the step-up.

If the step-up occurs after the GAWA% is determined:

1.
If the highest quarterly Contract Value is greater than the BDB prior to the step-up and the For Life Guarantee is still in effect, the GAWA% is re-determined based on the attained age of the Owner (if there are Joint Owners, it will be based on the attained age of the oldest Joint Owner.)

2.	The GAWA is the greater of:
a.	the GAWA% (as re-determined, if applicable) multiplied by the new GWB; or
b.	the GAWA prior to the step-up.

Transfer of Assets.

The GMWB requires transfers between the elected Contract Options and the GMWB Fixed Account in accordance with the formulas defined in the attached Transfer of Assets Methodology.

Amounts transferred to the GMWB Fixed Account will be transferred from each Investment Division/Portfolio and Fixed Account Option/Guaranteed Option in proportion to their current value.

Amounts transferred from the GMWB Fixed Account will be allocated to the Investment Divisions/Portfolios and Fixed Account Options/Guaranteed Options according to Your most recent allocation instructions on file with the Company.

These automatic transfers will not count against the [15] free transfers in a Contract Year."

7667                                                                                                                                                          8

7)	The following WITHDRAWAL PROVISIONS in the Contract are amended as follows:

"Unless otherwise specified, the withdrawal will be made from each Investment Division/Portfolio, each Fixed Account Option/Guaranteed Option and the GMWB Fixed Account in proportion to their current value. The percentage of a withdrawal taken from the GMWB Fixed Account cannot exceed the ratio of the GMWB Fixed Account Contract Value to the Contract Value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center.

Although Additional Free Withdrawals reduce Contract Value in the Investment Divisions/Portfolios, Fixed Account Options/Guaranteed Options and GMWB Fixed Account, they do not reduce Remaining Premium."

8)	The following language is added to the DEATH BENEFIT PROVISIONS of the Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force, the death benefit payable is guaranteed not to be less than the GMWB death benefit.

Upon continuation of the Contract by a spousal Beneficiary, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force.

If the GMWB is continued by the spouse, the GMWB death benefit will not be included in any applicable Continuation Adjustment. The For Life Guarantee and GMWB Death Benefit provisions will no longer be effective and the GAWA% will not change on future step-ups. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original Owner's (or oldest Joint Owner's) attained age at the time of death and the GAWA will be equal to the GAWA% multiplied by the GWB. No other adjustments will be made to the GWB or the GAWA at the time of such continuation. Step-ups will continue automatically or as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the effective date of this endorsement will continue to be the original endorsement effective date.

GMWB Death Benefit.

On the effective date of this endorsement, the GMWB death benefit is equal to the GWB.

With each subsequent Premium received after this endorsement is effective, the GMWB death benefit is recalculated to equal the GMWB death benefit prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, subject to a maximum of [$5,000,000.00].

Partial withdrawals will affect the GMWB death benefit as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GMWB death benefit is equal to the greater of:

a.	the GMWB death benefit prior to the partial withdrawal less the partial withdrawal; or
b.	zero.

7667                                                                                                                                                          9

2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA or the RMD, and the GMWB death benefit is equal to the greater of:

a.
the GMWB death benefit prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or

b.	zero.

The GMWB death benefit will terminate on the date the Contract Value equals zero or upon the date the Contract is continued by a spousal Beneficiary."

9)	The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date if the For Life Guarantee is in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

Life Income of the GAWA. The Owner is entitled to receive payments of a fixed dollar amount payable during the lifetime of the Owner, or with Joint Owners, the lifetime of the Joint Owner who dies first. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option. This amount will be paid in the frequency (not less than annually) that the Owner elects. No further annuity payments are payable after the death of the Owner, or either Joint Owner, and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if the Owner, or either Joint Owner, has an early death. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Owner's (or the oldest Joint Owner's) attained age at the time of election of this Income Option and the GAWA will be equal to the GAWA% multiplied by the GWB.

On the Latest Income Date if the For Life Guarantee is not in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

Specified Period Income of the GAWA. The Owner is entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option, but will not exceed the remaining GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

7667                                                                                                                                                         10

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:
1.	the Contract Anniversary following receipt of the Owner's request for termination in Good Order;
2.	the date the Owner elects to receive income payments under the Contract;
3.	the Latest Income Date;
4.	the date of a full surrender;
5.	the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse;
6.	the Continuation Date if the spousal Beneficiary elects to terminate the GMWB; and
7.	the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

If the GMWB is terminated and the Contract remains in force, the GMWB Fixed Account Contract Value will be transferred to the Investment Divisions/Portfolios and Fixed Account Options/Guaranteed Options according to Your most recent allocation instructions on file with the Company.

Endorsement effective date (if different from Issue Date of the Contract):

                                                                                                                                                                                                                            Signed for the
                                                                                                                                                                                                                            Jackson National Life Insurance Company

                                                                                                                                                                                                                            President and Chief Executive Officer

7667                                                                                                                                                         11

JACKSON NATIONAL LIFE INSURANCE COMPANY
For Life Guaranteed Minimum Withdrawal Benefit
With Annual Step-Up and Transfer of Assets
Transfer of Assets Methodology

On each Contract Monthly Anniversary, transfers to or from the GMWB Fixed Account will be determined based on the formulas defined below.

Liability = GAWA x annuity factor

If the GAWA% has not yet been determined, the GAWA used in the Liability calculation will be based on the GAWA% corresponding to the Owner's (or oldest Joint Owner's) attained age at the time the Liability is calculated, multiplied by the GWB at that time.

The table of annuity factors is set at election of this endorsement and does not change.

Ratio = (Liability – GMWB Fixed Account Contract Value) ÷ (Separate Account Contract Value + Fixed/Guaranteed Account Contract Value)

If the sum of the Separate Account Contract Value and the Fixed/Guaranteed Account Contract Value is equal to zero, the Ratio will not be calculated.

The indicated transfer amount is determined as follows:

If the Ratio is less than the lower breakpoint of [77%] or if the GMWB Fixed Account Contract Value is greater than the Liability and all funds are allocated to the GMWB Fixed Account, the amount indicated for transfer from the GMWB Fixed Account is equal to the lesser of:

1.	The GMWB Fixed Account Contract Value; or
2.	(GMWB Fixed Account Contract Value + [80%] x (Separate Account Contract Value + Fixed/Guaranteed Account Contract Value) - Liability) ÷ (1-[80%]).

If the Ratio is greater than the upper breakpoint of [83%], the amount indicated for transfer to the GMWB Fixed Account is equal to the lesser of:

1.	Separate Account Contract Value + Fixed/Guaranteed Account Contract Value; or
2.	(Liability - GMWB Fixed Account Contract Value - [80%] x (Separate Account Contract Value + Fixed/Guaranteed Account Contract Value)) ÷ (1-[80%]).

Otherwise, no transfer is indicated.

If the transfer, if any, indicated by the above procedure would result in the GMWB Fixed Account Contract Value exceeding [90%] of the Contract Value, then the actual transfer will be such that exactly [90%] of the Contract Value is allocated to the GMWB Fixed Account. Otherwise, the indicated transfer will be the actual transfer.

7667                                                                                                                                                         12